Exhibit 99.(a)(1)(ii)

Attachment A

AIRNET COMMUNICATIONS CORPORATION

OFFER TO AMEND CERTAIN OUTSTANDING STOCK OPTIONS

ELECTION FORM

I, ________________________________________________________________, hereby accept the Offer made by AirNet Communications Corporation (the “Company”) to eligible employees to amend stock options that (a) were granted to eligible optionholders after August 1, 2003, (b) have an exercise price of either $0.10 or $1.10 per share, (c) vest or vested after December 31, 2004 and (d) are still outstanding on the date the Offer expires (the “Eligible Options”). For each Eligible Option I tender for amendment that is accepted by the Company, I will be entitled to receive, in accordance with the terms and subject to the conditions of the Offer, an amended and restated option agreement (an “Amended Option”) to be executed and delivered on the Amendment Date, in the form I have indicated below. The terms and conditions of the Amended Option will be as described in the Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”). Capitalized terms not otherwise defined in this Election Form shall have the meaning set forth in the Offering Memorandum.

1.	I understand and agree to be bound by all of the terms and conditions of the Offer, as described in the Offering Memorandum.

2.	I understand that I may only tender for amendment in the Offer Eligible Options. I also understand that if I tender any of my Eligible Options for amendment, I must tender all Eligible Options that I hold. This means that I may not amend only a portion of my Eligible Options. However, if I have previously partially exercised an Eligible Option, I may still tender for amendment the remaining unexercised portion of such Eligible Option.

3.	I understand that, upon the terms and subject to the conditions of the Offer, for each Eligible Option that I validly elect to amend in the Offer and that is accepted for amendment, the Company will deliver to me an amended and restated option agreement representing the Amended Option to purchase shares of common stock equal to the number of shares underlying the Eligible Options that I tender for amendment, with the same exercise price as the Eligible Options that I tender for amendment.

4.	I understand that, upon the terms and subject to the conditions of the Offer, amended and restated option agreements representing the Amended Options will be delivered on the Amendment Date.

5.	I understand that each Eligible Option that I tender for amendment is currently vested and exercisable, and that each Amended Option will not be exercisable at the Amendment Date, and will become exercisable only upon the occurrence of one of the following events:

•	termination of employment for any reason, including resignation

•	a change in control as defined under Section 409A of the Code

•	death

•	disability as defined by Section 409A of the Code

•	unforeseeable emergency as defined by Section 409A of the Code

•	and, if so elected by you by checking the appropriate box below, a date certain which is March 15, 2011.

6.	I understand and agree that if I accept the Offer:

•	I lose my right to exercise any outstanding unexercised shares under the existing terms of the replaced Eligible Options and my right to any consideration other than the right to receive, subject to the terms and conditions of the Offer, an amended and restated option agreement representing an Amended Option in accordance with the terms and conditions of the Offer;

•	the Amended Options will have significantly different exercise triggers and termination procedures from the replaced Eligible Options, and there is no guarantee that the Amended Options, if and when they become exercisable, will have any economic value that is greater than or even equal to the economic value of the Eligible Options at the time I tender them for amendment;

•	the Amended Options that I receive will be subject to the terms and conditions of the Plan, and a new stock option agreement between me and the Company; and

•	there are circumstances under which I will not receive an Amended Option, including a change in or termination of my Service Status for any reason, with or without cause, on or prior to the Amendment Date.

7.	I understand that I may withdraw my election to tender an Eligible Option for amendment by properly submitting a Notice of Change of Election before the Expiration Time. I understand that, unless I validly withdraw my election to tender my options for amendment before the Expiration Time, my election to tender my Eligible Options for amendment will be irrevocable, except as set forth in paragraph 8 below. Eligible Options that I have elected to amend and that the Company has accepted for amendment will be amended in their entirety without any further action by me on the Amendment Date.

8.	I understand that if my employment with the Company terminates for any reason before the date of the expiration of the Offer and the issuance of the Amended Options, I will be deemed to have automatically revoked this election to tender my Eligible Options for amendment, I will lose my right to receive an Amended Option in replacement of my Eligible Options and I will instead continue to hold my Eligible Options subject to their terms.

9.	I understand that there will be no change to any of my Eligible Options if I do not accept the Offer, and that any such Eligible Option will continue to be governed by the terms and conditions of the Plan and the underlying stock option agreement between the Company and me.

10.	I acknowledge and agree that I have received a copy of the Offering Memorandum.

11.	I agree to deliver to AirNet, if so requested in order to effect the amendment of any tendered Eligible Option listed below, the stock option agreement for such tendered Eligible Option. I understand and agree, however, that the stock option agreement for any Eligible Option that the Company amends pursuant to the Offer will be deemed to be amended as of the Amendment Date, and that those terms of the Eligible Options which are being amended in the Offer will be of no further force and effect, without further action on the part of any party and regardless of whether I deliver such agreement to the Company.

12.	I understand and agree that neither eligibility to participate nor actual participation in the Offer conveys any right to remain employed or engaged by the Company (or any successor corporation in a merger or acquisition) or to retain the same Service Status. If my employment, consulting or director relationship is currently at will, it will continue to be at will and the Offer will not change my Service Status or the status of any existing employment or consulting agreements to which I may be a party.

13.	I acknowledge and agree that the Company has made no representations or warranties to me regarding:

•	the Offer other than those contained in the Offering Memorandum, this Election Form, the form of Notice of Change of Election and the forms of Amended and Restated Stock Option Agreements;

•	the timing of the triggering events permitting exercisability of the Amended Option or the future trading price of the Company’s common stock;

•	my current or future Service Status with the Company (or any subsidiary or successor company); or

•	the Company’s future business status or financial condition.

14.	I acknowledge and agree that my participation in the Offer is at my own discretion and risk, and that the Company will not be liable for any costs, taxes (including income taxes and applicable penalties or interest charges), loss or damage that I may incur as a result of or in connection with my election to participate in the Offer.

15.	I acknowledge and agree that the Company will determine, in its discretion, all questions and interpretation related to the Offer and the tender and amendment of Eligible Options, including the eligibility of tendering optionees, the number of options eligible for amendment and the validity, form, eligibility (including time of receipt) and acceptance of this Election Form or of any Notice of Change of Election. The Company’s determination will be final and binding on all parties.

Subject to the foregoing, I hereby elect to accept the Offer and tender for amendment all Eligible Options I currently hold, which Eligible Options are listed below (and on any additional sheets that I have attached to this Election Form):

Option Grant Date	Exercise Price	No. of Unexercised Shares Subject to Option
$

Subject to the foregoing, I hereby elect to accept an amended and restated option agreement in the form which: [CHECK ONLY ONE]

☐	DOES contain a date certain of March 15, 2011 as a permissible distribution date (or triggering event), in the form of Exhibit C-1 to the Offering Memorandum;

☐	DOES NOT contain a date certain of March 15, 2011 as a permissible distribution date (or triggering event), in the form of Exhibit C-2 to the Offering Memorandum;

You must sign this Election Form and print your name exactly as it appears on your option letter agreement. (If you are a fiduciary or representative signing on behalf of the optionee, you must follow the instructions given in Instruction 5 to this Election Form.)

Date: , 2005
(Signature)

(Print Name)

If you wish to tender options for amendment, you must fully and correctly complete, sign and date this Election Form and deliver it to the Company, together with any other required documents, before the Expiration Time.

INSTRUCTIONS TO ELECTION FORM

THESE INSTRUCTIONS FORM PART OF THE TERMS AND CONDITIONS OF THE OFFER.

1.	Delivery of Election Form.

A properly completed and executed original of this Election Form, along with any other documents required by this Election Form, must be received by Stuart P. Dawley, Esq. at the Company before 5:00 p.m., Eastern time, on Thursday, December 29, 2005 (or, if the Company extends the Offer, before 5:00 p.m. on the last day of the extended Offer period) (the “Expiration Time”). You must use one of the methods indicated below:

Method of Delivery	Deliver To
Hand delivery	Stuart P. Dawley. You must obtain a written receipt from Mr. Dawley.

Facsimile	(321) 676-9914. You must obtain a fax confirmation.

Registered Mail or Overnight Courier	Stuart P. Dawley, Esq. AirNet Communications Corporation 3950 Dow Road Melbourne, FL 32934 Phone: (321) 984-1990

If you deliver by mail, you must use registered mail, signature requested. If you deliver by overnight courier, you must obtain a signature at delivery.

The method of delivery and the delivery of all documents, including this Election Form, are at your own risk. Delivery will be deemed made only when the documents are actually received by the Company. In all cases, you should allow sufficient time to ensure timely delivery.

2.	Change of Election.

You may withdraw one or more tendered Eligible Options at any time before the Expiration Time. If the Company does not accept your tendered Eligible Option(s) for amendment before 5:00 p.m., Eastern time, on January 30, 2006, however, you may withdraw your election to tender after that time.

Withdrawal of Tender. If you elect to withdraw your previous tender in its entirety, you must indicate your withdrawal by submitting a Notice of Change of Election that indicates that you decline the Offer with respect to all of your Eligible Options. Such a Notice of Change of Election will replace this Election Form and this Election Form will be disregarded and be of no further force and effect. If you withdraw your tender, you will not be able to participate in the Offer unless and until you properly re-tender your Eligible Options for amendment on another Election Form before the Expiration Time, following the procedures described in the Offering Memorandum and these instructions.

Change in Date Certain Election. If you tender Eligible Options for amendment and choose the amended and restated option agreement that contains a date certain triggering event for exercisability on March 15, 2011, and later decide (before expiration of the Offer) that you want to use the amended and restatement option agreement that does not contain the date certain triggering event – or vice versa – you should deliver a new Election Form indicating your revised choice. If we receive two Election Forms from the same optionholder, the choice marked in the

Election Form with the later date will govern. You should not withdraw your tender by delivering a Notice of Change of Election as described above and simultaneously deliver a new Election Form indicating your revised choice, because we may not be able to determine which occurred later in time (the withdrawal or the revised election).

3.	Tenders of Options.

If you intend to tender Eligible Options for amendment pursuant to the Offer, you must complete the table included in this Election Form and provide the information specified for each Eligible Option that you intend to tender for amendment. We currently expect to amend properly tendered Eligible Options on December 30, 2005 by delivery of the amended and restated option agreements to participating optionholders (unless we extend the Offer, in which case the Amendment Date will be correspondingly delayed).

We will not accept partial tenders of Eligible Options. If you tender Eligible Options for amendment, you must tender all of the Eligible Options that you hold. If you tender the remaining unexercised portion of an Eligible Option that you have partially exercised, you will receive an Amended Option for the same number of shares as were subject to the unexercised portion of your replaced Eligible Options.

Any additional option grant(s) to you after the Amendment Date will continue to be at the discretion of our board of directors.

4.	Inadequate Space.

If the space provided in this Election Form is inadequate, you should provide the information requested in the Election Form regarding the Eligible Options to be tendered for amendment on a separate schedule attached to the Election Form. You must print your name on the separate schedule, sign it and deliver it with the Election Form.

5.	Signatures.

You must sign this Election Form exactly as your name appears on the applicable stock option agreement, without alteration, abbreviation or any change whatsoever. If this Election Form is signed on your behalf by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signatory must indicate on this Election Form his or her full title and provide proper evidence of his or her authority to act in that capacity.

6.	Requests for Assistance or Additional Copies.

If you have any questions or need assistance, or wish to request additional copies of the Offering Memorandum, the Election Form or the Notice of Change of Election, please contact Stuart P. Dawley at the Company, 3950 Dow Road, Melbourne, Florida 32934, telephone number (321) 984-1990. Copies will be furnished free of charge.

7.	Determination of Validity; Irregularities.

All questions and interpretations as to the Offer and this Election Form (including these instructions), any Notice of Change of Election and any other documents submitted with respect to options tendered for amendment, including the validity, form, eligibility (including time of receipt) and acceptance of a tender or a change to an election to tender, will be determined by the Company in its sole discretion. The Company’s determination will be final and binding on all parties. The Company reserves the right to reject any tender or withdrawals of an election to tender for any reason, including as a result of Election Forms or Notices of Change of Election that the Company determines are not in appropriate form or that it determines are unlawful to accept. The Company also reserves the right to waive any of the conditions to the Offer and any defect or irregularity in the tender or withdrawal of any particular Eligible Options or with respect to any particular optionee. No tender or withdrawal of Eligible Options will be deemed to be properly made until all defects and irregularities have been waived by the Company or cured within such time as the Company shall determine.

Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in this Election Form or any Notice of Change of Election, and neither the Company nor any other person will incur liability for failure to give any such notice.

8.	Additional Documents to Review.

You should read the Offering Memorandum and all documents referenced therein before deciding whether to tender your Eligible Options for amendment.

9.	Important Tax Information.

You should refer to Section 10 of the Offering Memorandum, which contains important U.S. federal income tax information about the Offer.

10.	Acknowledgment and Waiver.

By accepting the Offer, you acknowledge that: (a) your acceptance of the Offer is voluntary; (b) your acceptance of the Offer does not create a right to continue the same Service Status with the Company or its subsidiary (or any successor corporation, as applicable) and will not interfere with your ability and the ability of the Company or its subsidiary (or any successor corporation, as applicable) to terminate your Service Status at any time and for any reason, with or without cause or notice; and (c) the Offer, the replaced Eligible Options and the Amended Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

This Election Form, together with all other required documents, must be received by the Company before the Expiration Time.